Exhibit 99.2

GAIAM to Sell Branded Products Business to Focus on Lifestyle Streaming Media

- Management to Host Conference Call Today at 5 p.m. ET -

BOULDER, CO, May 10, 2016 — GAIAM, Inc. (NASDAQ: GAIA), a lifestyle company, has entered into definitive agreements to sell its branded consumer product business. These transactions follow the sale of the Company’s travel business on May 4, 2016. The combined gross proceeds of these transactions total approximately $180 million.

Sequential Brands Group, Inc. (NASDAQ: SQBG) and its operating partner Fit For Life LLC have agreed to acquire GAIAM’s branded consumer products business for $167 million in cash, subject to standard closing and post-closing adjustments. GAIAM expects its current net operating loss carryforwards will offset the majority of the gain realized from the sale. The transaction is expected to close this June.

As announced last week, Lindblad Expeditions Holdings, Inc. (NASDAQ: LIND) acquired GAIAM’s 51.4% interest in Natural Habitat, Inc. for $12.85 million in cash (total implied enterprise value of $25 million). GAIAM originally acquired its interest for $0.6 million in 2002.

Both sales of the branded consumer products business have been approved by GAIAM’s board of directors. Upon and subject to the closing of the transactions for $167 million, the Company expects to use a portion of the proceeds to conduct a tender offer for up to $90 million and up to 12 million shares of its Class A common stock and vested stock options at a fixed price of $7.75 per share (less any applicable option exercise price). The remaining proceeds will be used to fund the continuing growth and development of the Company’s subscription-based streaming media business known as Gaia, as well as general corporate purposes. As part of the transition, the Company will change its corporate name from Gaiam, Inc. to Gaia, Inc. and will continue to trade on NASDAQ under the current ticker “GAIA”.

“We take great pride in the powerful brand heritage and authenticity we have cultivated over the years in the Gaiam and SPRI brands, and in our innovative yoga, fitness and wellness products,” said Lynn Powers, CEO of GAIAM. “We are confident that Sequential is the right company to carry our work forward and continue growing these dynamic brands by providing increased resources and market expertise. I’m also happy to report that key members of management and the majority of our sales, marketing and operations teams will be joining Fit For Life to continue the growth and success we’ve experienced in the past.”

The Company will provide pro forma information related to the sale of the Natural Habitat business and the results for the first quarter in the Company’s Form 10-Q filed later today. GAIAM plans to promptly file an Information Statement with additional information regarding the sale of the branded business followed by the filing of the formal tender offer.

GAIAM chairman, Jirka Rysavy, stated: “The divesture of these businesses represents a change in our plans to spin-off Gaia as a separately traded publicly company. However, their sale also reflects the fact that we have been pursuing parallel strategic alternatives for our businesses. Given a number of precipitating factors, the board of directors determined and unanimously agreed that in terms of maximizing shareholder value and providing Gaia the greatest opportunity for success, the divesture of these two businesses presents the best strategic alternative for GAIAM and our shareholders. While we have received most of the necessary approvals, we delayed our planned spin-off to see these transactions through. Should the sale of the branded products business not close as expected, we will proceed with the spin-off.

“We see these transactions truly unlocking shareholder value, further demonstrated with the planned tender offer that has been set above the current market price. I do not plan to personally participate in the tender offer for any of my 24% beneficial ownership interest.”

Advising GAIAM in the transactions are Stifel as exclusive financial advisor and Brownstein Hyatt Farber Schreck LLP as legal advisor.

Important Additional Information

This press release does not constitute an offer to buy or the solicitation of an offer to sell securities, and shall not constitute an offer, solicitation, or sale in any jurisdiction in which such offer, solicitation, or sale is unlawful. This announcement about the tender offer contains important information which should be read carefully before any decision is made with respect to the tender offer. If any GAIAM shareholder is in any doubt as to the contents of this announcement or the action the shareholder should take, GAIAM recommends that its shareholders seek their own financial and legal advice, including as to any tax consequences, immediately from their financial and legal advisors. Any individual or company whose shares are held on his, her, or its behalf by a broker, dealer, bank, custodian, trust company, or other nominee or intermediary must contact such entity to participate in the tender offer. Neither GAIAM nor any of the Depositary or the Information Agent for the tender offer makes any recommendation as to whether GAIAM’s shareholders should tender their shares pursuant to the tender offer.

GAIAM intends to file with the Securities and Exchange Commission (the “SEC”) a tender offer statement on Schedule TO, accompanied by an Offer to Purchase (the “Offer to Purchase”) and other documents relating to the tender offer. GAIAM SHAREHOLDERS ARE ADVISED TO READ CAREFULLY THE TENDER OFFER STATEMENT, THE OFFER TO PURCHASE, AND THE OTHER DOCUMENTS THAT GAIAM WILL FILE WITH THE SEC, WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TENDER OFFER AND PROCEDURES TO PARTICIPATE IN THE TENDER OFFER. Copies of these documents will be available for free by visiting EDGAR on the SEC website at www.sec.gov. In addition, copies of the Schedule TO and the documents filed with it may be obtained free of charge on GAIAM’s website at www.corporate.gaiam.com.

Conference Call

GAIAM management will host a conference call today in place of its first quarter financial results to discuss these transactions, followed by a question and answer period.

Date: Tuesday, May 10, 2016

Time: 5:00 p.m. Eastern time (3:00 p.m. Mountain time)

Toll-free dial-in number: 1-855-327-6837

International dial-in number: 1-631-891-4304

Conference ID: 10001177

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios at 1-949-574-3860.

About Gaia

Gaia (formerly GAIAM TV) is a global digital video streaming service and online community that provides curated conscious media content to its subscribers in over 100 countries. Over 90% of its 7,000 titles are available for streaming exclusively on Gaia through almost any device connected to the Internet and 80% of the views are generated by content produced or owned by Gaia. For more information about Gaia, visit www.gaia.com.

About GAIAM

GAIAM, Inc. (NASDAQ: GAIA) is a lifestyle company for yoga, fitness and wellness products and content. With a wide distribution network that consists of approximately 38,000 retail doors, 19,000 store within stores, 5,000 category management locations, and e-commerce, GAIAM is dedicated to making yoga, fitness and wellness accessible to all. GAIAM dominates the health and wellness category and owns the largest library of conscious media. For more information about GAIAM, visit www.gaiam.com or call 1.800.869.3603.

Important Cautions Regarding Forward-Looking Statements

This press release includes forward-looking statements relating to matters that are not historical facts. Forward-looking statements may be identified by the use of words such as “expect,” “believe,” “will,” or comparable terminology or by discussions of strategy. While GAIAM believes its assumptions and expectations underlying forward-looking statements are reasonable, there can be no assurance that actual results will not be materially different. Risks and uncertainties that could cause materially different results include, among others, GAIAM’s ability to successfully close the sale of its branded consumer product business, the level of participation in GAIAM’s proposed tender offer, the results from operations of GAIAM’s other businesses, and other risks and uncertainties included in GAIAM’s filings with the Securities and Exchange Commission. GAIAM assumes no duty to update any forward-looking statements.

Contacts

Steve Thomas	Cody Slach
Chief Financial Officer	Liolios Investor Relations
(303) 222-3782	(949) 574-3860
Steve.Thomas@gaiam.com	GAIA@liolios.com

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